Exhibit 99.1

SERVICING OPERATIONS

(A Component of Residential Capital, LLC)

Combined Financial Statements

As of December 31, 2012 and 2011 and each of the Three Years in the Period Ending December 31, 2012

Deloitte & Touche LLP 200 Renaissance Center Suite 3900 Detroit, MI 48243 USA

www.deloitte.com

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Member of

Residential Capital, LLC:

We have audited the accompanying financial statements of Servicing Operations, a Component of Residential Capital, LLC, (the “Component”) (a wholly-owned subsidiary of Ally Financial Inc.) which are comprised of the Combined Balance Sheets as of December 31, 2012 and 2011, and the related Combined Statements of Comprehensive Income, Changes in Equity, and Cash Flows for the three years in the period ended December 31, 2012, and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Component’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Component’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of the accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Component as of December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2012 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Purpose of Financial Statements

As discussed in Note 1 to the combined financial statements, the accompanying combined financial statements have been derived from the accounting records of Residential Capital, LLC and have been prepared for purposes of the transaction discussed in Note 1 to the combined financial statements. These combined financial statements include expense and other allocations from Residential Capital, LLC and as such, these combined financial statements may not be indicative the Component’s financial position, results of operations and its cash flows had it operated as a separate entity apart from Residential Capital, LLC. Our opinion is not modified with respect to this matter.

/s/ Deloitte & Touche LLP

May 3, 2013

Combined Balance Sheet
Servicing Operations
(A Component of Residential Capital, LLC)

December 31, ($ in thousands)	2012	2011
Assets
Mortgage loans held-for-sale	$2,814,572	$2,566,656
Mortgage servicing rights	810,657	1,234,634
Servicer advances, net	1,171,350	1,061,703
Match funded advances, net	876,294	983,022
Government insured loan receivables, net	831,640	748,362
Derivatives and hedging related assets	—	2,915,325
Other assets	112,806	281,726
Total assets	$6,617,319	$9,791,428
Liabilities
Borrowings
Borrowings from Affiliates	655,162	569,506
Match funded liabilities	714,392	715,960
Other borrowings	181,450	389,629
Total borrowings	1,551,004	1,675,095
Conditional repurchase option liability	2,521,475	2,274,175
Derivatives and hedging related liabilities	—	2,834,887
Other liabilities	255,736	316,282
Total liabilities	4,328,215	7,100,439
Equity
Parent company investment	2,289,104	2,690,989
Total liabilities and equity	$6,617,319	$9,791,428

The Notes to the Combined Financial Statements are an integral part of these statements

2

Combined Statement of Comprehensive Income

Servicing Operations

(A Component of Residential Capital, LLC)

Year ended December 31, ($ in thousands)	2012	2011	2010
Revenue
Servicing fees	$745,604	$840,195	$974,858
Servicing asset valuation and hedge activities, net	(408,298)	(403,456)	(302,810)
Total servicing income, net	337,306	436,739	672,048
Gain on mortgage loans, net	37,695	23,492	25,899
Other revenue, net	6,626	8,928	11,298
Total net revenue	381,627	469,159	709,245
Net interest expense	79,493	108,668	105,385
Noninterest expense
Compensation and benefits	160,824	139,722	129,199
Professional fees	88,545	30,203	20,464
Mortgage fines and penalties	86,722	204,000	—
Provision for uncollectible amounts	81,533	73,843	31,624
Servicing Losses	71,842	3,034	15,245
Allocated general and administrative expenses	228,963	164,452	142,975
Other noninterest expense, net	128,758	98,316	83,119
Total noninterest expense	847,187	713,570	422,626
Income (loss) before income taxes	(545,053)	(353,079)	181,234
Income tax expense	—	—	—
Net (loss) income	$(545,053)	$(353,079)	$181,234

The Notes to the Combined Financial Statements are an integral part of these statements.

3

Combined Statement of Changes in Equity

Servicing Operations

(A Component of Residential Capital, LLC)

($ in thousands)	Parent Company investment	Accumulated earnings (deficit)	Total Parent Company investment
Balance at January 1, 2010	$3,156,842	$—	$3,156,842
Net income	—	181,234	181,234
Net (decrease) in Parent company investment	$(117,119)	—	$(117,119)
Balance at December 31, 2010	$3,039,723	$181,234	$3,220,957
Balance at January 1, 2011	$3,039,723	$181,234	$3,220,957
Net loss	—	(353,079)	(353,079)
Net (decrease) in Parent company investment	(176,889)	—	(176,889)
Balance at December 31, 2011	$2,862,834	$(171,845)	$2,690,989
Balance at January 1, 2012	$2,862,834	$(171,845)	$2,690,989
Net loss	—	(545,053)	(545,053)
Net increase in Parent company investment	$143,168	—	$143,168
Balance at December 31, 2012	$3,006,002	$(716,898)	$2,289,104

The Notes to the Combined Financial Statements are an integral part of these statements.

4

Combined Statement of Cash Flows

Servicing Operations

(A Component of Residential Capital, LLC)

Year ended December 31, ($ in thousands)	2012	2011	2010
Operating activities
Net income (loss)	$(545,053)	$(353,079)	$181,234
Reconciliation of net income (loss) to net cash provided by (used in) operating activities
Change in fair value of mortgage servicing rights	440,657	812,435	725,350
Provision for uncollectible amounts	81,533	73,843	31,624
Other, net	(31,195)	(18,448)	(22,687)
Purchase of mortgage loans held-for-sale (b)	(2,232,130)	(2,491,404)	(1,864,924)
Proceeds from sales and repayments of mortgage loans held–for–sale	1,248,655	1,480,721	1,019,323
Proceeds from collections of government insured receivables	1,007,638	821,720	869,536
Net change in:
Servicer advances, net	(109,647)	18,864	(376,333)
Match funded advances, net	106,728	(43,337)	384,594
Derivatives and hedging related assets, net	80,438	421,905	(176,510)
Other assets	42,246	(70,422)	(543,116)
Other liabilities	(168,340)	73,208	(65,911)
Net cash (used in) provided by operating activities	(78,470)	726,005	162,180
Investing activities
Change in restricted cash	76,074	(3,428)	(38,218)
Acquisition of mortgage servicing rights	(16,680)	(54,357)	(184,494)
Sales of mortgage servicing rights	—	3,246	550
Net cash provided by (used in) investing activities	59,394	(54,539)	(222,162)
Financing activities
Net change in borrowings from affiliates	85,655	(253,953)	346,287
Net change in match funded liabilities	(1,568)	(4,531)	20,492
Net change in other borrowings	(208,179)	(236,093)	(189,678)
Net increase (decrease) in Parent company investment	143,168	(176,889)	(117,119)
Net cash provided by (used in) financing activities	19,076	(671,466)	59,982
Net increase (decrease) in cash and cash equivalents	—	—	—
Cash and cash equivalents at January 1, (a)	—	—	—
Cash and cash equivalents at December 31, (a)	$—	$—	$—

(a)	Cash and cash equivalents of the Component are zero at December 31, 2012, 2011 and 2010. See Note 1 - Description of Business and Basis of Presentation for more information.

(b)	$1.1 billion, $1.2 billion and $1.1 billion of mortgage loans held–for–sale were transferred to government insured loan receivables during 2012, 2011 & 2010, respectively.

The Notes to the Combined Financial Statements are an integral part of these statements.

5

Notes to Combined Financial Statements

Servicing Operations

(A Component of Residential Capital, LLC)

1.  Description of Business

These financial statements are intended to present the financial condition, results of operations and cash flows of Servicing Operations, a Component of Residential Capital, LLC (Component). The Component is a full service loan servicing business, servicing residential mortgage loans for which the Component owns the corresponding Mortgage Servicing Rights (MSRs), servicing mortgage-backed and mortgage-related asset-backed securities and whole-loan packages owned by investors and acting as subservicer for certain clients that own the underlying MSRs. The Component generally purchased the MSRs from other components of Residential Capital, LLC. Residential Capital, LLC (ResCap, Company or Parent) is a non-consolidated wholly owned subsidiary of GMAC Mortgage Group, LLC (GMAC Mortgage Group), which is a wholly owned subsidiary of Ally Financial Inc. (Ally Inc.).

On February 15, 2013, Ocwen Loan Servicing, LLC (Ocwen) acquired the servicing platform, certain mortgage servicing rights and related servicer advances of the Component. Ocwen also assumed certain Component contracts and extended employment offers to substantially all of the Component’s employees. Ocwen assumed liabilities as part of the transaction, but these were limited to certain employee liabilities and certain business payables outstanding at the closing date. Ocwen did not assume any contingent obligations, including, but not limited to, pending or threatened litigation, financial obligations in connection with any settlements, orders, or similar agreements entered into by ResCap or obligations in connection with any representations or warranties associated with loans previously sold by ResCap except litigation that may arise in the ordinary course of servicing mortgage loans relating to servicing agreements assumed by Ocwen. Ocwen assumed all liabilities related to servicing loans that are guaranteed by the Government National Mortgage Association (GNMA), whether arising prior to or after the closing date. Additionally, on January 31, certain of the Component’s mortgage servicing rights and related servicer advances were acquired by Walter Investment Management Corporation.

ResCap Bankruptcy

On May 14, 2012 (the Petition Date), ResCap and certain of its wholly owned subsidiaries (collectively, the Debtors) filed voluntary petitions (Chapter 11 Cases) for relief under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (Bankruptcy Court).

These combined financial statements do not purport to reflect or provide for the potential consequences of ResCap’s bankruptcy proceedings on the Component and they do not include any adjustments that might result from the outcome of these proceedings except to the extent they relate specifically to the Component. These financial statements are intended to present the operations of the Component, which operated as part of ResCap. The Component’s combined financial statements have been prepared on a going concern basis, taking into consideration the completion of the Ocwen acquisition described above.

Basis of Presentation

The Combined Financial Statements have been prepared on a stand-alone basis and are derived from the consolidated financial statements and accounting records of ResCap, principally from records representing the Component operations, and reflect the historical results of operations, financial position and cash flows of the Component in accordance with accounting principles generally accepted in the United States of America (GAAP). The combined financial statements were prepared for the purpose of complying with Rule 3-05 of Regulation S-X of the Securities and Exchange Commission. The combined financial statements may not be indicative of the Components’ future performance and do not necessarily reflect what its combined results of operations, financial position and cash flows would have been had the Component operated as an independent entity during the periods presented. See Note 2 – Significant Accounting Policies and Assumptions, for a description of the allocations and assumptions used in the preparation of the combined financial statements.

The Component was not historically required to be reported or operated as a stand-alone operation or entity.  Key functions, including cash and liquidity management, information technology and other shared services were performed by ResCap.  Consequently, numerous assets and liabilities, including cash and borrowings, were commingled with other operations of ResCap and were not directly identifiable to the Component.   The Component also did not maintain identifiable cash balances.  As a consequence, these Combined Financial Statements assume that the cash and liquidity needs of the Component for each period presented were met through an allocation of borrowings or Parent company investment.  See Note 6 – Borrowings for additional information.

All significant intercompany transactions between the Component and ResCap have been included in the Combined Financial Statements. The net settlement of these transactions is reflected as Parent company investment in the Combined Statements of Cash Flows as a financing activity and in the Combined Balance Sheet as Parent company investment.

6

Notes to Combined Financial Statements
Servicing Operations
(A Component of Residential Capital, LLC)

All intracompany transactions have been eliminated in the Combined Financial Statements. There are no assets, liabilities or activities within the Component that give rise to the creation of other comprehensive income for any of the periods presented.

Recently Adopted Accounting Standards

Fair Value Measurement - Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS (ASU 2011-04)

As of January 1, 2012, we adopted Accounting Standards Update (ASU) 2011-04, which amends ASC 820, Fair Value Measurements. The amendments in this ASU clarify how to measure fair value and contain new disclosure requirements to provide more transparency into Level 3 fair value measurements.  ASU 2011-04 is intended to improve the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and IFRS.  The ASU must be applied prospectively.  The adoption did not have a material impact on our financial condition or results of operations.

2. Significant Accounting Policies and Assumptions

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and income and expenses during the reporting period and related disclosures and critical accounting estimates. In developing these estimates and assumptions, management uses available evidence at the time of the financial statements. Because of uncertainties associated with estimating the amounts, timing and likelihood of possible outcomes, actual results could differ from our estimates. Accounting estimates require management to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and if different estimates reasonably could have been used or changes in the accounting estimate are reasonably likely to occur from period to period, that could have a material impact on our financial condition, results of operations or cash flows. If actual results differ from our assumptions, it may have an adverse impact on the results of operations and cash flows.

Fair Value Measurements

Fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability (exit price) in the principal or most advantageous market in an orderly transaction between market participants at the measurement date. Fair value is based on the assumptions market participants would use when pricing an asset or liability. Additionally, entities are required to consider all aspects of nonperformance risk, including the entity’s own credit standing, when measuring the fair value of a liability.

A three-level hierarchy is used when measuring and disclosing fair value. The fair value hierarchy gives the highest priority to quoted prices available in active markets (i.e., observable inputs) and the lowest priority to data lacking transparency (i.e., unobservable inputs). An instrument’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation. The following is a description of the three hierarchy levels.

Level 1	Inputs are quoted prices in active markets for identical assets or liabilities at the measurement date. Additionally, we must have the ability to access the active market, and the quoted prices cannot be adjusted by us.

Level 2	Inputs are other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices in active markets for similar assets or liabilities; quoted prices in inactive markets for identical or similar assets or liabilities; or inputs that are observable or can be corroborated by observable market data by correlation or other means for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs are supported by little or no market activity. The unobservable inputs represent management’s best assumptions of how market participants would price the assets or liabilities. Generally, Level 3 assets and liabilities are valued using pricing models, discounted cash flow methodologies, or similar techniques that require significant judgment or estimation.

7

Notes to Combined Financial Statements

Servicing Operations

(A Component of Residential Capital, LLC)

Mortgage Loans Held-for-sale

Loans held-for-sale are carried at lower of cost or fair value. As servicer, we are required to purchase mortgage loans from off-balance sheet securitizations guaranteed by the Government National Mortgage Association (GNMA) under certain circumstances including, but not limited to, in connection with loan modifications, immediately prior to foreclosure and in connection with contractual delinquency triggers. Mortgage loans acquired in connection with loan modifications are generally sold to other components of ResCap on a servicing retained basis. ResCap in turn pools these loans with other loans owned by ResCap and sells the loans into new GNMA guaranteed securitizations. Mortgage loans acquired as a result of borrower default or contractual delinquency triggers ultimately become claims for reimbursement from the Federal Housing Administration (FHA) or U.S. Department of Veterans Affairs (VA). These claims are classified as Government insured loan receivables, net on the Combined Balance Sheet.

The Component holds conditional repurchase options in off-balance sheet GNMA securitizations as a result of ownership of mortgage servicing rights that allow the servicer to repurchase a loan at par if it exceeds a pre-specified delinquency levels (e.g. 90 days). The servicer has discretion regarding when or if these options are exercised, but generally the servicer will do so only when it is in its best interest. The Component, as servicer, recognizes those assets that can be repurchased under the conditional repurchase option (and any related liability to pay the trust) once the condition has been satisfied, but only in those situations where the servicer has determined that it would have a more than trivial benefit. The Component does not record an asset (or related liability to pay the trust) when delinquent loan repurchase options are both quantitatively and qualitatively deep out of the money, because it would not have a more than trivial benefit from the options. To the extent the Component recognizes mortgage loans subject to a conditional repurchase option, a corresponding liability is recognized on the Combined Balance Sheet.

Mortgage Servicing Rights

The Component services consumer mortgage loans owned by securitization trusts and whole loan portfolios involving government sponsored entities (GSEs, collectively, Federal National Mortgage Association (Fannie Mae), Federal Home Loan Mortgage Corporation (Freddie Mac) and GNMA) and private investors (primary servicing). The Component also services mortgage and asset backed securities issued to investors in securitization trusts (master servicer). The Component receives servicing fees based on the sold or securitized loan balances and certain other fees, all of which are reported in servicing fees. The Component may at times purchase and sell MSRs through transactions with other market participants, including other components of ResCap.

The Component capitalizes the value expected to be realized from performing specified mortgage servicing activities for others as MSRs when the expected future cash flows from servicing are projected to be more than adequate compensation for such activities.

All mortgage servicing rights are measured at fair value with changes in fair value recorded in servicing asset valuation and hedge activities, net in the Combined Statement of Comprehensive Income. Relevant market data is used to determine the fair value of MSRs. See Note 4 – Servicing Activities.

Servicer Advances, net

Servicer advance receivables are recorded at net realizable value. In connection with the Component’s servicing activities, we make certain payments for property taxes and insurance premiums, default and property maintenance payments, as well as advances of principal and interest payments before collecting them from individual borrowers. Servicer advance receivables, including contractual interest, are priority cash flows in the event of a loan principal reduction or foreclosure and ultimate liquidation of the real estate-owned property, thus making their collection reasonably assured. The Component’s potential advance obligation for any mortgage loan is influenced by the borrower’s performance and credit quality. A reserve is established for any servicer advances where collectability is in doubt. Changes in the required reserve are recorded in provision for uncollectible amounts on the Combined Statement of Income.

The Component advances funds for various activities related to the foreclosure process principally related to attorney fees and costs, appraisals, escrow, insurance and property preservation in the event the servicer, or the investor, determines foreclosure is the most appropriate loss mitigation strategy. In the current environment, many states and local jurisdictions altered foreclosure processes and in some circumstances this can result in restarting the foreclosure process entirely or repeating certain of the required steps (foreclosure restarts). To the extent the servicer restarts the process, in whole or in part, the servicer may not be reimbursed for advances in connection with the original activities. The circumstances and extent of any foreclosure restart are specific to each state and/or local jurisdiction. See Note 4 – Servicing Activities.

8

Notes to Combined Financial Statements

Servicing Operations

(A Component of Residential Capital, LLC)

When the Component acts as a subservicer of mortgage loans, the Component performs the responsibilities of a servicer but does not own the corresponding servicing rights. The Component receives a fee from the owner of the servicing rights for performing such services. As the subservicer, the Component has the same responsibilities as a primary servicer in that the Component makes certain payments for property taxes and insurance premiums, default and property maintenance, as well as advances of principal and interest payments before collecting them from individual borrowers. Certain subservicing contracts require the primary servicer to reimburse the Component for advances.

The Component acts as a master servicer and in many cases where the Component acts as master servicer, the Component also acts as primary servicer. In connection with the Component’s master servicing activities, the Component services mortgage-backed and mortgage-related asset-backed securities and whole-loan packages sold to investors. As the master servicer, the Component collects mortgage loan payments from primary servicers and distributes those funds to investors in mortgage-backed and asset-backed securities and whole-loan packages. As the master servicer, the Component is required to advance scheduled payments to the securitization trust or whole-loan investors. To the extent the primary servicer does not advance the payments, the master servicer is responsible for advancing the payment to the trust or whole-loan investors. Reimbursements of master servicer advances, including contractual interest, are priority cash flows in the event of a default, thus making their collection reasonably assured. In most cases, the master servicer is required to advance these payments to the point of liquidation of the loan or reimbursement of the trust or whole-loan investors.

Match Funded Advances, net

Match funded advances result from transfers of servicing advances to special purpose entities (SPEs) which issue debt supported by collections on the transferred advances. We consolidate these SPEs because the transfers do not qualify as sales. We classify the transferred servicer advances as match funded advances and the related liabilities as match funded liabilities on the Combined Balance Sheet. Holders of the debt issued by the SPEs do not have any recourse to the assets of the Component other than the transferred advances.

Government Insured Loan Receivables, net

Mortgage loans acquired from off-balance sheet securitizations guaranteed by GNMA as a result of borrower default or contractual delinquency triggers ultimately become claims for reimbursement from the Federal Housing Administration (FHA) or U.S. Department of Veterans Affairs (VA). Mortgage loans are reclassified to Government insured loan receivables in the event of borrower bankruptcy, foreclosure or other post-sale status. Government insured loan receivables are evaluated for impairment based upon the reimbursement policies of the FHA and VA. An allowance is established for any claims receivable where collectability is in doubt. Changes in the required allowance are recorded in provision for uncollectible amounts in the Combined Statement of Income.

Derivative Instruments and Hedging Activities

Historically, ResCap used derivative instruments for managing risks associated with the Component’s MSRs. On May 10, 2012, ResCap terminated all of the outstanding hedge transactions with respect to the MSRs. All derivative financial instruments are measured at fair value, and are reported on a gross basis on the Combined Balance Sheet, with changes in fair value reported in current period earnings in servicing asset valuation and hedge activities, net.

Derivative instruments hedging the Component’s servicing assets and the related income or loss, (when such instruments were in place) were allocated to the Component in proportion to the hedged risk. This allocation was necessary because the Component’s MSR was hedged in combination with the MSR of an affiliate.

Derivative and hedging related assets and liabilities include allocated collateral placed or received in connection with the Component’s hedging activities. Collateral placed and received is comprised of cash, for which carrying amount approximates fair value. See Note 13 – Derivative Instruments and Hedging Activities.

Borrowings

Borrowings, and related interest expense, have been attributed to the Component based on an assessment of the amounts directly related to the Component and its operations. To the extent a liquidity facility was supported solely by the identifiable assets of the Component, such facility was attributed to the Component and recorded as other borrowings on the Combined Balance Sheet. To the extent assets of the Component were commingled with assets of other components of ResCap and pledged as primary collateral to a liquidity facility, the debt was allocated to the Component based upon the relative proportion of Component’s assets pledged to the particular facility as compared to the total assets pledged to the respective facility. These borrowings are recorded in Borrowings from affiliates on the Combined Balance Sheet.

9

Notes to Combined Financial Statements

Servicing Operations

(A Component of Residential Capital, LLC)

Certain of the Component’s assets were not pledged as primary collateral to any financing facility. These assets were financed by the Parent and recorded as Parent Company investment on the Combined Balance Sheet.

Income Taxes

On November 2, 2009, ResCap became a division of Ally Inc., a corporation, for U.S. income tax purposes and subject to corporate U.S. Federal, state and local taxes.  ResCap is included in the consolidated Ally Inc. U.S. Federal and unitary and/or consolidated state income tax returns. The Component provided for U.S. federal and state taxes on a stand-alone basis which is consistent with the applicable tax sharing agreement between ResCap and Ally, Inc. and among the ResCap subsidiaries, including those in which the Component operations were conducted.

Income taxes are accounted for using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. The deferred tax asset balances as of December 31, 2012 and 2011 were allocated based on actual changes in balance sheet amounts where such numbers were available, or estimated based on ResCap’s historical deferred balances where actual information was not available. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are recognized subject to management’s judgment that realization is more likely than not.

Allocated General and Administrative Expenses

To the extent an asset, liability, revenue or expense is directly associated with the Component, it is reflected in the accompanying Combined Financial Statements. ResCap and certain of ResCap’s subsidiaries perform numerous functions on behalf of the Component including key functions such as, cash and liquidity management, finance and accounting, accounts payable, legal, tax, facilities management, information technology support and systems and human resources, including employee benefit plans. In certain circumstances, Ally Inc. may perform functions on behalf of ResCap that indirectly support the Component. Expenses associated with these functions have been allocated to the Component based on direct usage when identifiable, with the remainder allocated based on revenue, headcount or some other comparable measure. Contingent liabilities and the related expense associated with pending or threatened litigation against ResCap or its subsidiaries have historically been managed at a consolidated level. Accordingly the effects of such matters have not been included in the Combined Financial Statements.

Management believes such allocations are reasonable however, these allocations may not reflect the expense the Component would have incurred as a standalone company. Actual costs that may have been incurred had the Component been operated as a standalone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure.

Parent Company Investment

The settlement of intercompany transactions is recorded as net change in Parent company investment. There was no formal funding mechanism in place between the Component and ResCap during the periods presented; the Component was simply an integral part of ResCap’s operations. These intercompany transactions include collections of servicing fees, servicer advances and government insured loan receivables and payment of liabilities, including borrowings and accounts payable and charges related to allocated expenses.

3.  Mortgage Loans Held–for–Sale

The composition of residential mortgage loans held–for–sale reported at carrying value, were as follows.

December 31, ($ in thousands)	2012	2011
Conditional repurchase option mortgage loans	$2,521,475	$2,274,175
Repurchased GNMA loans(a)	293,097	292,481
Total mortgage loans held–for–sale (b)	$2,814,572	$2,566,656

(a)	Loans purchased from GNMA securitizations in connection with loan modifications or foreclosure and/or contractual delinquency triggers.

10

Notes to Combined Financial Statements

Servicing Operations

(A Component of Residential Capital, LLC)

4. Servicing Activities

Mortgage Servicing Rights

Mortgage servicing rights represent the capitalized value of the right to receive future cash flows from the servicing of mortgage loans for others. Because residential mortgage loans typically contain a prepayment option, borrowers often elect to prepay their mortgage loans by refinancing at lower rates during declining interest rate environments. The borrower’s ability to prepay is at times impacted by other factors in the current environment that may limit their ability to access a refinance (e.g. a high loan to value ratio). When repayment occurs, the stream of cash flows generated from servicing the original mortgage loan is terminated. As such, the fair value of MSRs has historically been very sensitive to changes in interest rates and tends to decline as market interest rates decline and increase as interest rates rise.

GAAP requires that the fair value of MSRs be determined based on market transactions for comparable servicing assets, if available. In the absence of representative market transactions, fair value should be based on other available market evidence and modeled market expectations of the present value of future estimated net cash flows that market participants would expect from servicing. When observable prices are not available, management uses internally developed discounted cash flow models to estimate the fair value. These internal valuation models estimate net cash flows based on internal operating assumptions that would be used by market participants combined with market-based assumptions for loan prepayment rates, interest rates, default rates, and discount rates that management believes approximate yields required by investors for these assets. Servicing cash flows primarily include servicing fees, ancillary fees, and late fees less operating costs to service the loans. The estimated cash flows are discounted using an option-adjusted spread-derived discount rate. Management considers the best available information and exercises significant judgment in estimating and assuming values for key variables in the modeling and discounting process. All of the Component’s MSRs are carried at estimated fair value.

The following key assumptions are used in the valuation:

Prepayment - The most significant drivers of MSR fair value are actual and forecasted portfolio prepayment behavior. Prepayment speeds represent the rate at which borrowers repay their mortgage loans prior to scheduled maturity. The most significant factor influencing prepayment speeds is the interest rate environment. However, prepayment speeds are influenced by a number of factors such as the value of the collateral, government programs, and other market factors. As interest rates rise, prepayment speeds generally slow, and as interest rates decline, prepayment speeds generally accelerate. When mortgage loans are paid or expected to be paid earlier than originally estimated, the expected future cash flows associated with servicing such loans are reduced. We primarily use third-party models to project residential mortgage loan payoffs. In other cases, we estimate prepayment speeds based on historical and expected future prepayment rates. We measure model performance by comparing prepayment predictions against actual results at both the portfolio and product level.
Discount rate - The cash flows of our MSRs are discounted utilizing appropriate option-adjusted spread-derived discount rates that, when applied to projected cash flows, produce fair value.
Base mortgage rate - The base mortgage rate represents the current market interest rate for newly originated mortgage loans. This rate is a key component in estimating prepayment speeds of our portfolio because the difference between the current base mortgage rate and the interest rates on existing loans in our portfolio is an indication of the borrower’s likelihood to refinance.
Cost to service - In general, servicing cost assumptions are based on actual expenses directly related to servicing. These servicing cost assumptions are compared to market-servicing costs when market information is available. Our servicing cost assumptions include expenses associated with our activities related to loans in default.
Volatility - Volatility represents the expected rate of change of interest rates. The volatility assumption used in our valuation methodology is intended to estimate the range of expected outcomes for future interest rates. We use implied volatility assumptions in connection with the valuation of our MSRs. Implied volatility is defined as the expected rate of change in interest rates derived from the prices at which options on interest rate swaps or swaptions are trading.

We also periodically perform a series of reasonableness tests as we deem appropriate, including the following:

Review and compare data provided by an independent third-party broker. We evaluate and compare our fair value price, multiples, and underlying assumptions to data, including prepayment speeds, discount rates, and cost to service provided by an independent third-party broker.
11

Notes to Combined Financial Statements

Servicing Operations

(A Component of Residential Capital, LLC)

Review and compare pricing of publicly traded interest-only securities. We evaluate and compare our fair value to publicly traded interest-only stripped mortgage-backed securities by age and coupon for reasonableness.
Review and compare fair value price and multiples. We evaluate and compare our fair value price and multiples to market fair value price and multiples in external surveys produced by third-parties.
Compare actual monthly cash flows to projections. We compare actual monthly cash flows to those projected in the MSR valuation. Based upon the results of this comparison, we assess the need to modify the individual assumptions used in the valuation. This process calibrates the model to actual servicing cash flow results.
Review and compare recent bulk mortgage servicing right acquisition activity. We evaluate reliability and relevancy of market trades, including the values implied by ResCap’s sales. Until recently, there was a lack of comparable transactions between willing buyers and sellers in the bulk acquisition market, which is the best indicator of fair value. Market activity is monitored and tracked on an ongoing basis.

We generally expect our valuation to be within a reasonable range of these comparisons. Changes in these assumptions could have a significant impact on the determination of fair value. In order to develop our best estimate of fair value, management reviews and analyzes the output from the models and makes adjustments to the valuation to take into consideration other factors that may not be captured. If we determine our valuation has exceeded the reasonable range, we may adjust it accordingly.

The assumptions used in modeling expected future cash flows of MSRs have a significant impact on the fair value of MSRs and potentially a corresponding impact to earnings. At December 31, 2012 and 2011, based on the market information obtained, we determined that our MSR valuations and the assumptions used to value those servicing rights were reasonable and consistent with what an independent market participant would use to value the assets.

The following table summarizes the Component’s activity related to MSRs. See Note 12 – Fair Value for additional information.

Year ended December 31, ($ in thousands)	2012	2011
Estimated fair value at January 1,	$1,234,634	$1,995,958
Acquired mortgage servicing rights (a)	16,680	54,357
Dispositions	—	(3,246)
Changes in fair value
Due to changes in valuation inputs used in the valuation model	(178,425)	(552,970)
Other changes in fair value	(262,232)	(259,465)
Estimated fair value at December 31,	$810,657	$1,234,634

(a)	Mortgage servicing rights were acquired from other components of ResCap.

Changes in fair value due to changes in valuation inputs or assumptions used in the valuation models include all changes due to a revaluation by a model or by a benchmarking exercise. Other changes in fair value primarily include the accretion of the present value of the discount related to forecasted cash flows and the economic run-off of the portfolio.

12

Notes to Combined Financial Statements

Servicing Operations

(A Component of Residential Capital, LLC)

 The key economic assumptions and the sensitivity of the fair value of MSRs to immediate 10% and 20% adverse changes in those assumptions were as follows.

December 31, ($ in thousands)	2012	2011
Weighted average life (in years)	4.1	4.3
Weighted average prepayment speed	17.7%	18.0%
Impact on fair value of 10% adverse change	$(93,525)	$(71,223)
Impact on fair value of 20% adverse change	(175,276)	(135,292)
Weighted average discount rate	9.2%	9.5%
Impact on fair value of 10% adverse change	$(12,451)	$(25,396)
Impact on fair value of 20% adverse change	(23,673)	(48,913)

These sensitivities are hypothetical and should be considered with caution. Changes in fair value based on a 10% and 20% variation in assumptions generally cannot be extrapolated because the relationship of the change in assumptions to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another (e.g., increased market interest rates may result in lower prepayments and increased credit losses) that could magnify or counteract the sensitivities. Further, these sensitivities show only the change in the asset balances and do not show any expected change in the fair value of the instruments used to manage the interest rate and prepayment risks associated with these assets.

Risk Mitigation Activities

In anticipation of its bankruptcy filing, on May 10, 2012, ResCap terminated all of its outstanding hedge transactions with respect to its MSRs and has not entered into any new MSR hedging transactions. The primary economic risk related to MSRs is interest rate risk and the resulting impact on prepayment speeds. A significant decline in interest rates could lead to higher than expected prepayments that could reduce the fair value of the MSRs. Prior to ResCap’s bankruptcy filing, ResCap economically hedged the impact of this risk with derivative financial instruments. These instruments included interest rate swaps, caps and floors, options to purchase these items, futures and forward contracts, constant monthly maturity (index trades), synthetic interest only and principal only securities and/or to-be-announced (TBAs) securities. Derivative instruments hedging the Component’s servicing assets and the related income or loss, (when such instruments were in place) were allocated to the Component in proportion to the hedged risk. This allocation was necessary because the Component’s MSR was hedged in combination with the MSR of an affiliate.

The components of servicing valuation and hedge activities, net, were as follows.

Year ended December 31, ($ in thousands)	2012	2011	2010
Change in estimated fair value of mortgage servicing rights	($440,657)	($812,435)	($725,350)
Change in fair value of derivative financial instruments	32,359	408,979	422,540
Servicing valuation and hedge activities, net	($408,298)	($403,456)	($302,810)

Mortgage Servicing Fees

The components of servicing fees were as follows.

Year ended December 31, ($ in thousands)	2012	2011	2010
Contractual servicing fees (net of guarantee fees and including sub-servicing)	$538,922	$638,961	$728,189
Ancillary fees	153,226	145,412	176,847
Late fees	53,456	55,822	69,822
Total	$745,604	$840,195	$974,858
13

Notes to Combined Financial Statements

Servicing Operations

(A Component of Residential Capital, LLC)

Servicer Advances, net

Servicer advances, net including match funded advances, net, were as follows:

December 31, ($ in thousands)	2012	2011
Primary servicer advances
Escrow	$815,816	$738,962
Principal and interest	558,887	687,969
Corporate advances	310,565	277,275
Total primary servicer advances (a)	1,685,268	1,704,206
Subserviced advances	214,704	226,008
Master servicer advances (a)	196,390	158,162
Allowance for uncollectible advances	(48,718)	(43,651)
Total servicer advances, net	$2,047,644	$2,044,725

(a)	Includes match funded advances of $292.3 million and $293.5 million of escrow advances, $344.4 million and $427.2 million of principal and interest advances, $85.2 million and $95.0 million of corporate advances, as of December 31, 2012 and 2011, respectively. The majority of master servicer advances are match-funded for the periods presented.

Serviced Mortgage Assets

The unpaid principal balance of total serviced mortgage assets were as follows.

December 31, ($ in millions)	2012	2011
Mortgage loans held-for-sale	$2,820	$2,571
Off–balance sheet mortgage loans
Loans held by third–party investors
Consumer mortgage private-label	45,444	53,086
Consumer mortgage GSE	98,160	132,935
Consumer mortgage whole-loan portfolios	13,402	15,861
Purchased servicing rights (a)	2,625	3,247
Total primary serviced mortgage loans	162,451	207,700
Subserviced mortgage loans (b)	158,623	169,531
Master servicing only mortgage loans	7,060	8,557
Total serviced mortgage loans	$328,134	$385,788

(a)	Represents mortgage servicing rights acquired from other market participants.

(b)	Includes loans where we act as a subservicer under contractual agreements with the primary servicer. As subservicer, there is no recourse to us other than customary contractual provisions relating to the execution of the services we provide, except for loans subserviced on behalf of Ally Bank, a wholly owned subsidiary of Ally, Inc. See Note 15 — Related Party Transactions for additional information.
14

Notes to Combined Financial Statements

Servicing Operations

(A Component of Residential Capital, LLC)

The following table sets forth information concerning the delinquency experience in the consumer mortgage loan primary servicing portfolio, including pending foreclosures.

	2012		2011
December 31, ($ in millions)	Number of loans	Unpaid principal balance	Number of loans	Unpaid principal balance
Total mortgage loans primary serviced	1,301,831	$162,451	1,587,113	$207,700
Period of delinquency
30 to 59 days	55,674	$7,501	67,239	$9,289
60 to 89 days	24,529	3,570	25,138	3,695
90 days or more	32,276	5,153	27,570	4,467
Foreclosures pending	57,168	10,949	68,166	13,018
Bankruptcies	31,883	4,563	34,956	4,869
Total delinquent loans	201,530	$31,736	223,069	$35,338
Percent of U.S. mortgage loans primary serviced	15.5%	19.5%	14.1%	17.0%

Subsequent to the acquisition, Ocwen will manage certain borrower litigation.  Such matters generally include actions associated with ongoing loan servicing, loss mitigation and foreclosure, and other related activities.  These legal actions may include claims against ResCap and its subsidiaries for compensatory and/or punitive damages or claims for the indeterminate amounts of damages bases on actions or events prior to the closing date of the Ocwen transaction.  Ocwen is not liable for these potential claims or damages.

At December 31, 2012, insured private-label securitizations with an unpaid principal balance of $4.9 billion contain provisions entitling the monoline or other provider of contractual credit support (surety providers) to declare a servicer default and terminate the servicer upon the failure of the loans to meet certain portfolio delinquency and/or cumulative loss thresholds. Securitizations with an unpaid principal balance of $4.3 billion had breached a delinquency and/or cumulative loss threshold. While we continue to service these loans and receive service fee income with respect to these securitizations, the value of the related MSR is zero at December 31, 2012. Securitizations with an unpaid principal balance of $474.0 million have not yet breached a delinquency or cumulative loss threshold. The value of the related MSR is $3.0 million at December 31, 2012.

5.  Other Assets

December 31, ($ in thousands)	2012	2011
Servicing fees receivable, net	$82,100	$87,634
Property and equipment, net	23,524	28,321
Restricted cash (a)	—	76,074
Other	7,182	89,697
Total other assets	$112,806	$281,726

(a) Represents funds collected, but not yet distributed, by match funding special purpose entities.

15

Notes to Combined Financial Statements

Servicing Operations

(A Component of Residential Capital, LLC)

6. Borrowings

Summary of borrowings were as follows.

	Weighted average end of period interest rate
December 31, ($ in thousands)	2012	2011	2012	2011
Borrowings from Affiliates	3.35%	3.05%	$655,162	$569,506
Match funded liabilities (a)	5.00%	3.79%	714,392	715,960
Other borrowings
Mortgage servicing rights facility (b)	8.71%	6.30%	153,140	324,827
Servicer advance facility (b)	2.71%	2.80%	28,310	64,802
Total other borrowings	7.77%	5.71%	181,450	389,629

Total borrowings	4.63%	3.98%	$1,551,004	$1,675,095

(a)	Certain borrowings were repaid in full February 15, 2013 by ResCap and its subsidiaries.

(b)	Certain borrowings were repaid in full January 31, 2013 by ResCap and its subsidiaries.

The Component effectively paid interest of $78 million, $84 million and $100 million during the years ended December 31, 2012, 2011 and 2010, respectively. Such amounts are reflected in the change in Parent company investment.

Collateral for Secured Debt

The following table summarizes the carrying value of assets that are restricted, pledged, or for which a security interest has been granted as collateral for the payment of certain debt obligations.

December 31, ($ in thousands)	2012	2011
Advances, net (a)	$1,973,692	$1,946,516
Mortgage servicing rights	553,317	865,073
Government insured loans receivables, net	495,213	415,647
Mortgage loans held-for-sale	106,483	205,525
Other	43,280	19,848
Total assets restricted as primary collateral	$3,171,985	$3,452,609

(a)	Includes match funded advances of $876.3 million and $983.0 million at December 31, 2012 and 2011, respectively.

7. Other Liabilities

December 31, ($ in thousands)	2012	2011
Mortgage fines and penalties	$76,599	$204,000
Servicing and related accounts payable	50,694	44,876
Employee compensation and benefits	30,607	26,267
Other (a)	97,836	41,139
Total other liabilities	$255,736	$316,282

(a)	Includes $71.3 million of accrued executory cure costs for the year ended December 31, 2012.
16

Notes to Combined Financial Statements

Servicing Operations

(A Component of Residential Capital, LLC)

8. Allocated General and Administrative Expenses

Year ended December 31, ($ in thousands)	2012	2011	2010
Information technology support and systems	$95,063	$81,760	$83,262
Legal fees	58,523	48,127	23,528
Other	75,377	34,565	36,185
Total allocations	$228,963	$164,452	$142,975

9. Other Noninterest Expense, Net

Year ended December 31, ($ in thousands)	2012	2011	2010
Outsourcing	$30,918	$29,388	$38,205
Property and inspection services	16,256	9,156	8,346
Equipment and supplies	15,491	15,450	15,154
Other	66,093	44,322	21,414
Total other noninterest expense, net	$128,758	$98,316	$83,119

10. Income Taxes

The Component did not recognize any federal or state income tax expense for each of the years ended December 31, 2012, 2011 or 2010, as the Component was in a net deferred tax asset position, which is fully offset by a valuation allowance. A reconciliation of the statutory U.S. Federal income tax rate to the effective income tax rate is shown in the following table.

Year ended December 31,	2012	2011	2010
Statutory U.S. Federal rate	35.0%	35.0%	35.0%
Change in tax rate resulting from
Effect of valuation allowance change	(37.4)	(38.4)	(38.7)
State and local income taxes, net of federal income tax benefit	2.4	3.4	3.7
Effective tax rate	0.0%	0.0%	0.0%

At December 31, 2012 and 2011, we had no uncertain tax positions as defined by ASC 740, Accounting for Uncertainty in Income Taxes.

17

Notes to Combined Financial Statements

Servicing Operations

(A Component of Residential Capital, LLC)

The significant components of deferred tax assets and liabilities were as follows.

December 31, ($in thousands)	2012	2011
Deferred tax assets
Tax loss carryforwards	$186,003	$25,941
MSRs	125,586	94,627
State and local taxes	22,377	12,689
Servicer advances	17,051	15,278
Depreciation	8,087	8,417
Mark-to-market finance receivables	1,632	1,583
Employee benefits	1,317	5,372
Gross deferred tax assets	362,053	163,907
Valuation allowance	(344,545)	(144,089)
Net deferred tax assets	17,508	19,818
Deferred tax liabilities
Accruals not currently deductible	17,508	19,818
Gross deferred tax liabilities	17,508	19,818
Net deferred tax assets (liabilities)	$0	$0

At December 31, 2012, the Component had U.S. Federal and state net operating loss (“NOL”) carryforwards of $531.4 million. A majority of ResCap’s historic NOL resulted from the servicing operations, as such, the entire balance of ResCap’s NOL of $637.1 million as of January 1, 2010 was allocated to the Component for purposes of these financial statements. Prior to November 2, 2009, ResCap, including the Component, was treated as a partnership for U.S. tax purposes and therefore, any net operating losses passed through to its members. The net operating losses allocated to the Component are attributable to periods after November 2, 2009, when ResCap became subject to U.S. Federal, state and foreign income taxes. For U.S. Federal tax purposes, ResCap is considered a disregarded entity of Ally Inc. and will continue to be included in Ally Inc’s consolidated return until the ultimate disposition of Ally Inc’s ownership in ResCap; as a result, the net operating losses remain attributes of Ally Inc. Therefore, the Component’s NOLs have been determined only for purposes of presentation in these Combined Financial Statements. These tax attributes do not exist independently.

At December 31, 2012, 2011 and 2010, a valuation allowance has been established against the deferred tax asset because we have determined that it is more likely than not that all such tax assets will not be realized. We assessed the available positive and negative evidence to estimate if sufficient future taxable income will be generated to utilize the existing deferred tax assets. A significant piece of objective evidence was the cumulative loss incurred over each three-year period ended December 31, 2012 and 2011. This objective negative evidence outweighed the positive evidence, which was more subjective in nature.

11. Employee Benefit Plans

Employees of the Component meeting certain eligibility requirements participate in a defined contribution savings. Employees may contribute a percentage of eligible compensation to the plan, not to exceed annual IRS limits. An allocation of expenses incurred in connection with the savings plan was determined via the proportion of the Component employees to the total employees of ResCap. The Component compensation expense for the defined contribution savings plan was $8.6 million, $9.6 million and $7.4 million for the years ended December 31, 2012, 2011 and 2010, respectively.

18

Notes to Combined Financial Statements
Servicing Operations
(A Component of Residential Capital, LLC)

12. Fair Value

Fair Value Measurements

Following are descriptions of the valuation methodologies used to measure material assets and liabilities at fair value and details of the valuation methodologies, key inputs to those methodologies and significant assumptions utilized.

Mortgage loans held-for-sale – Mortgage loans held-for-sale, including conditional repurchase option loans are carried at the lower of cost or fair value. The Component repurchases loans from GNMA guaranteed securitizations in connection with loan modifications and delinquency triggers. These loans are classified as mortgage loans held-for-sale, as the Component expects to redeliver (sell) the loans to new GNMA guaranteed securitizations in the case of modified loans. The fair value of these loans is estimated using published forward GNMA prices. Loans repurchased in connection with delinquency triggers are modified or otherwise remediated through loss mitigation activities or are reclassified to government insured loan receivables. Because these loans are insured or guaranteed by the FHA or VA, the fair value of these loans represents the net recovery value taking into consideration the insured or guaranteed claim. Mortgage loans held-for-sale also includes GNMA loans subject to conditional loan repurchase options.

Mortgage servicing rights - MSRs currently do not trade in an active market with observable prices, therefore internally developed discounted cash flow models are used to estimate the fair value of MSRs, a Level 3 valuation. These internal valuation models estimate net cash flows based on internal operating assumptions that we believe would be used by market participants combined with market-based assumptions for loan prepayment rates, interest rates, and discount rates that management believes approximate yields required by investors in this asset. Cash flows primarily include servicing fees, ancillary fees, and late fees less estimated operating costs to service the loans. The estimated cash flows are discounted using an option-adjusted spread derived discount rate. See Note 4 – Servicing Activities.

Derivative instruments - Historically, ResCap used derivative instruments for managing risks associated with MSRs. On May 10, 2012, ResCap terminated all of its outstanding hedge transactions with respect to its MSRs. All derivative financial instruments are measured at fair value. Derivative financial instruments are reported on a gross basis with changes in the fair value of derivative financial instruments reported in current period earnings.

Certain of these derivatives are exchange traded, such as futures. To determine the fair value of these instruments, the exchange prices for the particular derivative contract are utilized; therefore, these contracts are classified as Level 1. Over-the-counter derivative contracts, such as interest rate swaps, swaptions, forwards, caps, floors and agency-to-be-announced (TBAs) securities, utilize third-party-developed valuation models that are widely accepted in the market for valuation, a Level 2 valuation. The specific terms of the contract and market observable inputs (such as interest rate forward curves and interpolated volatility assumptions) are used in the model.

All aspects of nonperformance risk, including ResCap’s own credit standing, is considered when measuring fair value of a liability. Credit risk on the majority of derivatives is mitigated by entering into legally enforceable agreements that enable the posting and receiving of collateral associated with the fair value of the derivative positions on an ongoing basis. In the event there is no legally enforceable agreements that enable the posting and receiving of collateral, ResCap’s credit risk and the credit risk of the counterparty is considered in the valuation of the derivative instrument(s) through a credit valuation adjustment (CVA), if warranted.

19

Notes to Combined Financial Statements

Servicing Operations

(A Component of Residential Capital, LLC)

Recurring Fair Value

The following table presents our assets and liabilities measured at fair value on a recurring basis. Historically, we have economically hedged the fair value change of our assets with derivatives and other financial instruments. The table below displays the hedges separately from the hedged items and, therefore, does not directly display the impact of our risk management activities.

	Recurring fair value measurements
December 31, ($ in thousands)	Level 1	Level 2	Level 3	Total
2012
Assets
Mortgage servicing rights	$—	$—	$810,657	$810,657
Total assets	$—	$—	$810,657	$810,657
2011
Assets
Mortgage servicing rights	$—	$—	$1,234,634	$1,234,634
Fair value of derivative contracts in receivable position	30,268	2,380,689	—	2,410,957
Total assets	$30,268	$2,380,689	$1,234,634	$3,645,591
Liabilities
Fair value of derivative contracts in liability position	($8,963)	($2,502,081)	$—	($2,511,044)
Total liabilities	($8,963)	($2,502,081)	$—	($2,511,044)

The following tables present the reconciliation for all Level 3 assets and liabilities measured at fair value on a recurring basis. Transfers into or out of Level 3 are recognized as of the end of the reporting period in which the transfer occurred. The Level 3 items presented below may be hedged by derivatives and other financial instruments that are classified as Level 1 or Level 2. Thus, the following table does not fully reflect the impact of our risk management activities.

	Mortgage Servicing Rights
December 31, ($ in thousands)	2012	2011
January 31, Level 3 fair value	$1,234,634	$1,995,958
Net gains (losses) included in earnings
Realized gain (loss) (a)	—	—
Unrealized gains (losses) (a)	(440,657)	(812,435)
Sales	—	(3,246)
Acquisitions	16,679	54,357
Settlements	—	—
December 31, Level 3 fair value	$810,656	$1,234,634

(a)	Fair value adjustment reported in servicing asset valuation and hedge activities, net.

20

Notes to Combined Financial Statements

Servicing Operations

(A Component of Residential Capital, LLC)

Fair Value of Financial Instruments

The following table presents the carrying and estimated fair value of assets and liabilities that are considered financial instruments. Accordingly, items that do not meet the definition of a financial instrument are excluded from the table. When possible, quoted market prices are used to determine fair value. Where quoted market prices are not available, the fair value is internally derived based on appropriate valuation methodologies with respect to the amount and timing of future cash flows and estimated discount rates. Considerable judgment is required in interpreting market data to develop estimates of fair value, so the estimates are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange. The effect of using different market assumptions or estimation methodologies could be material to the estimated fair values. Fair value information presented herein was based on information available at December 31, 2012 and December 31, 2011.

	2012		2011
December 31, ($ in thousands)	Carrying Value	Fair Value	Carrying Value	Fair Value
Assets
Mortgage loans held–for–sale	$2,814,573	$2,814,573	$2,566,656	$2,566,656
Liabilities
Conditional repurchase option liability	$2,521,475	$2,521,475	$2,274,175	$2,274,175
Borrowings from Affiliates	655,162	655,162	569,506	569,506
Match funded liability	714,392	714,392	715,960	715,960
Other borrowings	181,450	181,450	389,629	389,629

The following describes the methodologies and assumptions used to determine fair value for the respective classes of financial instruments. In addition to the valuation methods discussed below, the Component also followed guidelines for determining whether a market was not active and a transaction was not distressed. As such, the Component assumed the price that would be received in an orderly transaction (including a market-based return) and not in forced liquidation or distressed sale.

Mortgage loans held-for-sale -  See discussion of valuation methods and assumptions used for mortgage loans held-for-sale within the Fair Value Measurement section of this Note.

Borrowings from Affiliates - Parent and affiliate borrowings have been executed to approximate arms-length terms. These borrowing arrangements generally charge floating interest rates based on an index plus a market-based spread. There are frequent negotiations and restructuring activities around these borrowing arrangements. Accordingly, the interest rates on these borrowings would be equivalent to those demanded in the market and thus carrying value approximates fair value.

Conditional repurchase option liability - The repurchase option may be exercised at par and, accordingly, the liability reflects the par amount of the underlying government insured loans, which approximates fair value.

Other borrowings and Match funded liabilities - These facilities have floating rates based on an index plus a spread. The credit spreads are consistent with those demanded in the market. Accordingly, the interest rates on these borrowings would be at market and thus carrying value approximates fair value.

13. Derivative Instruments and Hedging Activities

In anticipation of ResCap’s bankruptcy filing, on May 10, 2012 all hedge transactions with respect to MSRs were terminated. The primary objective for executing these financial instruments was to mitigate economic exposure to future events that are outside of the Component’s control. These financial instruments were utilized principally to manage market risk and cash flow volatility associated with MSRs. The Component does not, and did not, transact derivative instruments for reasons beyond risk management.

21

Notes to Combined Financial Statements

Servicing Operations

(A Component of Residential Capital, LLC)

MSRs are generally subject to loss in value when mortgage rates decline. Declining mortgage rates generally result in an increase in refinancing activity, which increases prepayments and results in a decline in the value of MSRs. To mitigate the impact of this risk, the Component maintained a portfolio of derivative financial instruments, which increased in value when interest rates declined. The primary objective was to minimize the overall risk of loss in the value of MSRs due to the change in fair value caused by interest rate changes and their interrelated impact to prepayments.

The Component used a variety of derivative financial instruments to manage the interest rate risk related to MSRs. These included, but were not limited to, interest rate futures, call or put options on U.S. Treasuries, swaptions, mortgage-backed securities (MBS) futures, U.S. Treasury futures, interest rate swaps, interest rate floors and caps.

Credit Risk and Collateral Arrangements

Derivative financial instruments contain an element of credit risk if counterparties, including affiliates, are unable to meet the terms of their agreements. Credit risk associated with derivative financial instruments is measured as the net replacement cost should the counterparties that owe us under the contracts completely fail to perform under the terms of those contracts, assuming there are no recoveries of underlying collateral, as measured by the fair value of the derivative financial instruments. At December 31, 2012 and December 31, 2011, the fair value of derivative financial instruments in an asset, or receivable position, were $0.0 million and $2.4 billion, respectively.

ResCap has entered into legally enforceable agreements that permit the closeout and netting of transactions with the same counterparty upon occurrence of certain events. To further mitigate the risk of counterparty default, ResCap executes collateral agreements with counterparties. The agreements require both parties to maintain cash deposits in the event the fair values of the derivative financial instruments meet established thresholds. These agreements governed the collateral exchange for derivatives across the ResCap organization, regardless of the purpose of the derivative transactions. For that reason, collateral was allocated to the Component and its MSR hedging program consistent with the allocation of derivative financial instruments. The Component had received cash deposits from counterparties totaling $0.0 million and $323.8 million at December 31, 2012 and, December 31, 2011, respectively, for derivative positions in a receivable position. The Component had placed cash deposits totaling $ 0.0 and $504.4 million at December 31, 2012 and December 31, 2011, respectively, in accounts maintained by counterparties for derivative positions in a liability position to us. The cash deposits placed and received are included in derivatives and hedging related assets and liabilities on the Combined Balance Sheet.

The Component is not exposed to credit risk related contingent features in any of the derivative contracts that could be triggered and potentially could expose the Component to future loss.

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Notes to Combined Financial Statements

Servicing Operations

(A Component of Residential Capital, LLC)

Combined Balance Sheet Presentation

The fair value of derivative contracts in a receivable and payable position used to hedge interest rate risk on the Component’s mortgage servicing rights was $2.4 billion and $2.5 billion, respectively at December 31, 2011. The notional amount of these contracts was $262.1 billion. The Component had no outstanding derivatives at December 31, 2012.

Combined Statement of Comprehensive Income Presentation

Derivative fair value adjustments are captured in the Combined Statement of Income within servicing asset valuation and hedge activities, net. Changes in derivative portfolio values are generally reflected within the change in Derivatives and hedging related assets, net line items on the Combined Statement of Cash Flows.

14. Commitments, Contingencies and Other Risks

Home equity lines of credit

As servicer, we were obligated on behalf of another component of ResCap, to fund incremental draws, subject to customary borrower requirements, on home equity lines of credit if certain securitization trust triggers are met. These draws are referred to as excluded amounts and were funded directly to the borrower by the servicer. The obligation to fund excluded amounts existed for certain securitizations and was strategically structured on a deal by deal basis by another component of ResCap. During 2012, ResCap ceased funding these draws. At December 31, 2012 and 2011, ResCap’s total unfunded commitments were $0.0 million and $1.6 billion, respectively. Ocwen did not assume this obligation.

Other Commitments and Contingencies

Settlements with Federal Government and State Attorneys General

On February 9, 2012, Ally Inc., ResCap, and certain of ResCap’s subsidiaries reached an agreement in principle with respect to investigations into procedures followed by mortgage servicing companies and banks in connection with mortgage origination and servicing activities and foreclosure home sales and evictions (DOJ Settlement). On March 12, 2012, the DOJ Settlement was filed as a consent judgment in the U.S. District Court for the District of Columbia. In addition, ResCap separately reached an independent settlement with Oklahoma, which did not participate in the broader settlement described below, and agreements with two other states for other releases.

In connection with the DOJ Settlement, ResCap paid $109.6 million to a trustee for distribution to federal and state governments and $2.3 million in connection with separate state agreements. ResCap was also obligated to provide $200.0 million towards borrower relief, subject to possible upward adjustments as described below. This obligation for borrower relief includes loan modifications, including principal reductions, rate modifications, and refinancing for borrowers that meet certain requirements, and participation in certain other programs. Generally, if certain basic criteria are met, borrowers that are either delinquent or at imminent risk of default and owe more on their mortgages than their homes are worth could be eligible for principal reductions, and borrowers that are current on their mortgages but who owe more on their mortgage than their homes are worth could be eligible for refinancing opportunities. The DOJ Settlement requires solicitation of all borrowers that are eligible for rate and principal modifications as of March 1, 2012, and requires ResCap to provide loan modifications to all borrowers who accept a modification offer within three months of the solicitation. ResCap also agreed to provide loan modifications to borrowers who accept a modification offer within six months of the solicitation, unless and until total borrower relief provided exceeds $250.0 million.

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Notes to Combined Financial Statements

Servicing Operations

(A Component of Residential Capital, LLC)

As part of the DOJ Settlement, ResCap agreed to solicit eligible borrowers in both its own and Ally Bank’s loan portfolios. ResCap estimated an eligible population of approximately 14,000 borrowers. At December 31, 2012, ResCap had solicited or reviewed applications of approximately 11,400 borrowers and completed approximately 4,860 refinancings or modifications. ResCap had also executed approximately 4,100 other non-modification borrower relief transactions, including waivers of foreclosure and short sale deficiencies at December 31, 2012. These non-modification borrower relief transactions include deficiency waivers where ResCap has a valid deficiency under state laws. At December 31, 2012, ResCap had achieved borrower relief credits, subject to caps and limitations and including incentives for activities completed within the first twelve months, of $336.8 million. These credits include modifications that have not yet met the 90-day borrower performance requirement. ResCap reimbursed Ally Bank $87.9 million in connection with eligible borrower relief actions completed with respect to Ally Bank’s loan portfolio during the year ended December 31, 2012. The liability for remaining borrower relief obligations is $42.2 million at December 31, 2012 and is recorded in other liabilities on the Combined Balance Sheet.

ResCap’s servicing operation, the Component, is required to implement new servicing standards relating to matters such as foreclosure and bankruptcy information and documentation, oversight, loss mitigation, limitations on fees, and related procedural matters. Compliance with these obligations will be overseen by an independent monitor, who will have authority to impose additional penalties and fines in the event of failure to meet established timelines or failure to implement required servicing standards. The DOJ Settlement generally resolves potential claims arising out of origination and servicing activities and foreclosure matters, subject to certain exceptions.

The DOJ Settlement does not prevent state and federal authorities from pursuing criminal enforcement actions, securities-related claims (including actions related to securitization activities and Mortgage Electronic Registration Systems, or MERS), loan origination claims, claims brought by the Federal Deposit Insurance Corporation (FDIC) and certain other matters against ResCap. The DOJ Settlement also does not prevent claims that may be brought by individual borrowers against ResCap.

Obligations with respect to the DOJ settlement are included in the Combined Financial Statements as they relate primarily to the Component’s operations. Although such obligations and the related expense and accrued liabilities are included in the Combined Financial Statements, Ocwen did not assume any obligations in connection with these settlements, they have been retained by ResCap, with the exception of compliance with new servicing standards.

Other Mortgage Foreclosure Matters

Consent Order

As a result of an examination conducted by the Federal Reserve Board (FRB) and FDIC, on April 13, 2011 ResCap entered into a Consent Order (the Consent Order) with the FRB and the FDIC. The Consent Order requires that ResCap make improvements to various aspects of the residential mortgage loan-servicing business, including compliance programs, internal audit, communications with borrowers, vendor management, management information systems, employee training, and oversight by our Board of Directors.

The Consent Order required GMAC Mortgage, LLC (a wholly owned subsidiary of ResCap) to retain independent consultants to conduct a risk assessment related to mortgage servicing activities and, separately, to conduct a review of certain past residential mortgage foreclosure actions. The risk assessment was completed in 2011. The review of past residential mortgage foreclosures is still underway. We have recorded a liability for potential remediation payments to borrowers of $33.5 million at December 31, 2012. The liability is recorded in other liabilities on the Combined Balance Sheet. We currently estimate our remediation obligations could range from $33.5 million to $59.3 million. This range reflects management’s estimates using a variety of assumptions, including the severity and number of individual penalties. To the extent these assumptions change, the range of potential obligations could change. Management estimates additional future out-of-pocket costs in connection with the foreclosure review of up to $320.6 million.

To date, the Component has borne all out-of-pocket costs associated with the remediation rather than passing any such costs through to investors for whom the Component services the related mortgages.

Costs associated with the Consent Order are included in the Combined Financial Statements as they relate primarily to the Component’s operations. Although such obligations and the related expense and accrued liabilities are included in the Combined Financial Statements. Ocwen did not assume any obligations in connection with the Consent Order, they have been retained by ResCap.

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Notes to Combined Financial Statements

Servicing Operations

(A Component of Residential Capital, LLC)

Regulatory

The Component’s servicing business activities expose it to risks of noncompliance with extensive federal, state, and local laws, rules and regulations. The Component’s business activities are also governed by, among other contracts, primary and master servicing agreements that contain covenants and restrictions regarding the performance of servicing activities. Failure to comply with these laws, rules, regulations and contracts can lead to, among other things, loss of licenses and approvals, fines, penalties, litigation, including class action lawsuits, and governmental investigations and enforcement actions, including, in the case of some violations of law, possible criminal liability.

15. Related Party Transactions

Combined Balance Sheet

A summary of the balance sheet effect of our transactions with affiliates, including other components of ResCap, were as follows.

December 31, ($ in thousands)	2012	2011
Assets
Derivatives and hedging related assets
Fair value of derivative instruments – Ally Investment Management Inc. (Ally IM)	$—	$1,582,533
Derivative collateral placed with Ally IM (a)	—	486,386
Liabilities
Borrowings from Affiliate (b)	$655,162	$569,506
Derivatives and hedging related liabilities
Fair value of derivative instruments (a) - Ally IM	—	2,086,735
Other activity
Loans (UPB) sub-serviced — Ally Bank	$130,323,671	$143,172,634
Loans (UPB) sub-serviced — ResCap	2,929,517	3,448,642
Loans (UPB) associated with purchased MSRs — ResCap	3,058,831	7,955,125
Loans sold (UPB) — ResCap	917,848	1,010,180
Servicing escrow/deposits for off-balance sheet loans — Ally Bank	1,942,051	2,003,745

(a)	Includes the fair value of forwards, TBAs and swaptions executed in connection with our MSR hedging activities. See Note 13 — Derivative Instruments and Hedging Activities for additional information.

(b)	Includes principal balance of debt outstanding plus accrued interest. See Note 6 - Borrowings for additional information.
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Notes to Combined Financial Statements

Servicing Operations

(A Component of Residential Capital, LLC)

Combined Statement of Comprehensive Income

A summary of the income statement effect of our transactions with affiliates, including other components of ResCap, were as follows.

Year ended December 31, ($ in thousands)	2012	2011	2010
Net financing revenue
Interest expense — Borrowings from Affiliate	$20,086	$21,185	$19,335
Other revenue
Servicing fees — Ally Bank	78,722	34,895	24,060
Servicing fees — ResCap	505	1,126	3,537
Servicing asset valuation and hedge activities, net — derivative instruments with Ally IM	23,353	(86,591)	85,979
Noninterest expense
Allocated general and administrative expense — ResCap	228,963	164,452	142,972
Custodial fees — Ally Bank	4,486	5,916	5,137

Ally Investment Management, Inc. (Ally IM)

For purposes of hedging its MSR, ResCap executed derivative transactions with Ally IM, certain of which have been allocated to the Component. These derivative instruments include, but are not limited to swaps, swaptions and to-be-announced mortgage securities. ResCap and Ally IM executed in ISDA 2002 Master Agreement which provided for collateralization of exposures between the parties. Collateral posted or received in connection with the allocated derivative transactions are classified as derivative and hedging related assets or liabilities.

Ally Bank

The Component acts as subservicer for loans held by Ally Bank (Servicing Agreement). Under the Servicing Agreement, the Component performs all customary mortgage loan servicing activities, including but not limited to, collection of borrower remittances, loss mitigation and foreclosure processing activities. The term of the Servicing Agreement automatically renews for a one-year term on an annual basis, unless notice of termination is provided by either party generally with 120 days prior notice. We receive subservicing fees that are generally based on the average daily balance of subserviced loans, which differ by loan type and delinquency status.

In connection with the DOJ Settlement obligations, Ally Bank agreed to participate in borrower relief programs and activities with respect to their loan portfolios. To the extent activities under the borrower relief programs are consistent with activities originally permitted under the Servicing Agreement, Ally Bank will not seek to be reimbursed or indemnified for any losses it incurs in connection with these borrower relief activities. In accordance with the terms of the amended Servicing Agreement, ResCap is required to indemnify Ally Bank for certain activities. The cost of such indemnification has been allocated to the Component. See Note 13 - Contingencies and Other Risks for additional information related to the DOJ Settlement.

ResCap

The Component subservices loans on behalf of other components within ResCap. The costs incurred by the Component to service these portfolios are included in the Component’s expenses and, as such, a charge for these services is allocated to the components and is reported as revenue in the Combined Statement of Comprehensive Income of the Component.

The Component does not originate loans; however, the origination and sale activities performed by the lending and capital markets components of ResCap resulted in the retention of mortgage servicing rights. These additional mortgage servicing rights are retained by the Component and are reported as purchased on the Combined Balance Sheet. Similarly, strategic decisions are made at ResCap that may result in the sale or de-recognition of mortgage servicing rights. To the extent that MSRs are sold or otherwise de-recognized, these are reported as dispositions of mortgage servicing rights on the Combined Balance Sheet.

16. Subsequent Events

Events subsequent to December 31, 2012, were evaluated through May 3, 2013, the date on which these Combined Financial Statements were issued.

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